THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE LAW OR REGULATION OF ANY STATE AND IS NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 14 OF THE PURCHASE AGREEMENT REFERRED TO HEREIN.



                        SA HOLDINGS, INC.
                        Subordinated Note
                       Due October 1, 1996



                       Dated July 31, 1995
                       New York, New York




          FOR VALUE RECEIVED, the undersigned, SA HOLDINGS, INC., a Delaware corporation (herein, together with any successor, referred to as the "Company"), hereby promises to pay to Howard Maddera or registered assigns, the principal sum of One Million One Hundred Thousand Dollars ($1,100,000) on October 1, 1996, with interest (computed on the basis of the actual number of days elapsed over a 360-day year) on the unpaid balance of such principal sum from the date hereof at eleven percent (11%) per annum (the "Interest Rate") payable in arrears, commencing on the date hereof and thereafter in arrears on October 31, 1995, January 31, 1996, April 30, 1996, July 31, 1996 and at maturity, commencing on July 31, 1995, until the entire principal amount hereof shall have become due and payable.

          If any payment of interest due hereunder becomes due and payable on a day which is not a Business Day (as defined in the Purchase Agreement referred to below), the due date thereof shall be the next preceding day which is a Business Day, and the interest payable on such next preceding Business Day shall be the interest which would otherwise have been payable on the due date which was not a Business Day.

          Payments of principal and interest shall be made in lawful money of the United States of America, at the principal office of the Company at 1912 Avenue K, Suite 100, Plano, Texas 75074-5959, or at such other place as the Purchaser shall have designated for such purpose to the Company in writing, may be paid by check mailed, or shall be made by wire transfer, to the Purchaser, all as provided in the Purchase Agreement referred to below, to the address or account designated by the holder hereof for such purpose.

          This Note is one of a duly authorized issue of Notes issued pursuant to Note & Warrant Purchase Agreements dated as of July 31, 1995 between the Company and the Purchaser named in each such Note & Warrant Purchase Agreement. Such Note & Warrant Purchase Agreement under which this Note has been issued is herein referred to as the "Purchase Agreement".

          This Note is entitled to the benefits of the security interests created by the Security Agreements among Howard
Maddera, as agent for the Purchasers, the Company and the subsidiaries of the Company.

          This Note is subject to the provisions of and is entitled to the benefits of the Purchase Agreement. The Purchase
Agreement provides, inter alia, for prepayments of principal upon the terms set forth therein. Each holder of this Note, by accepting the same, agrees to and shall be bound by the provisions of the Purchase Agreement.

          This Note is transferable only upon the terms and conditions specified in the Purchase Agreement.

          In case an Event of Default (as defined in the Purchase
Agreement) shall occur and be continuing, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Purchase Agreement.

          From and after the occurrence of an Event of Default, the Company shall pay all costs of collection and reasonable attorney's fees incurred by the Purchaser in connection with the collection of amounts due hereunder.

          No reference herein to the Purchase Agreement and no provision hereof or thereof shall alter or impair the obligations of the Company, which is absolute and unconditional, to pay the principal hereof and interest hereon at the respective times and places specified herein and in the Purchase Agreement.

          This Note is delivered in and shall be construed and enforced in accordance with and governed by the laws of the State of New York (other than any conflict of laws rules which might result in the application of the laws of any other jurisdiction).

          Subject to the provisions of Section 14 of the Purchase Agreement, the Company may treat the person in whose name this
Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal of, premium, if any, and interest on this Note and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary (except that the Companies shall comply with the provisions of Section 14 of the Purchase Agreement regarding the issuance of a new Note or Notes to permitted transferees).

          IN WITNESS WHEREOF, SA Holdings, Inc. has caused this
Note to be dated and to be executed and issued on its behalf by its duly authorized officer.

                              SA HOLDINGS, INC.


                              By_________________________
                              Name:
                              Title:

                     SCHEDULE OF DIFFERENCES

PURCHASE NOTE:

          Name of Payee                 Principal Amount

     1.   Howard Maddera                $1,100,000
     2.   Bill J. Johnson                1,100,000
     3.   Marianne Reed                    500,000